Exhibit 54
PERFORMANCE RESTRICTED STOCK EQUIVALENT AWARD AGREEMENT

     In consideration of the mutual covenants contained herein, Energizer Holdings, Inc. (“Company”), and __________(“Recipient”) hereby agree as follows:

ARTICLE I
COMPANY COVENANTS

Company hereby covenants:

     1. Award.

     The Company, pursuant to its 2009 Incentive Stock Plan (the “Plan”), grants to Recipient a Restricted Stock Equivalent Award of ____ restricted common stock equivalents (“Performance Equivalents”). This Award Agreement is subject to the provisions of the Plan and to the following terms and conditions.

     2. Vesting; Payment.

     Vesting of the Performance Equivalents is contingent upon achievement of performance targets with respect to the Company’s CAGR for the period from September 30, 2010 through September 30, 2013 (the “Measurement Period”). As indicated in the following chart, a number of Equivalents equal to 12.5% of the total Performance Equivalents granted, as set forth in Paragraph 1 above, will vest on the date that the Company publicly releases earnings results for its 2013 fiscal year (the “Vesting/Payment Date”) only if 5% CAGR is achieved for the Measurement Period, increasing proportionately, in 1/10th of one percent increments, up to 100% of the total Performance Equivalents granted if 12% or greater CAGR is achieved for that period. By way of example, the following percentages will vest at the specific CAGR targets noted below. Fractional Equivalents vesting will be rounded up to the nearest whole number.

Percentage
CAGR	Vesting
<5%	0
5%	12.5%
6%	25%
7%	37.5%
8%	50%
9%	62.5%
10%	75%
11%	87.5%
12% or greater	100%

     Upon vesting, as described above, each Performance Equivalent will convert, at that time into one share of the Company’s $.01 par value Common Stock (“Common Stock”), which will be issued to the Recipient. Such shares of Common Stock shall be issued on, or as soon as practicable after, the Vesting/Payment Date, but not later than December 31, 2013. Any Performance Equivalents which fail to vest as of the Vesting/Payment Date will be forfeited and the Recipient will have no further rights with respect thereto.

     3. Additional Cash Payment.

     Additional cash payments equal to the amount of dividends, if any, which would have been paid to the Recipient had shares of Common Stock been issued in lieu of the vesting Equivalents, will be paid, solely with respect to the number of Performance Equivalents vesting as of the Vesting/Payment Date, on or after such Vesting/Payment Date, but not later than the December 31 following such Vesting/Payment Date. No interest shall be included in the calculation of such additional cash payment.

     4. Acceleration.

     Notwithstanding the provisions of paragraph 2 above, all Performance Equivalents granted to the Recipient will immediately vest, convert into shares of Common Stock and be paid to the Recipient, his or her designated beneficiary, or his or her legal representative, in accordance with the terms of the Plan, in the event of:

(a)	the Recipient’s death; or
(b)	Recipient’s involuntary Termination of Employment, by reason of continuing disability, immediately following exhaustion of short-term disability benefits.

In the event of acceleration because of the occurrence of one of the two events above, the shares of Common Stock into which the Performance Equivalents convert will be issued, and related payments, if any, shall be paid, no later than the later of (i) the 15th day of the third calendar month following such event, or (ii) a date after such event, but not later than the December 31st immediately following such event.

     5. Acceleration Upon a Change of Control of Company.

     Notwithstanding the provisions of paragraph 2 above, if a Change of Control occurs at or within eighteen (18) months following the date of this Award Agreement, 50% of the total Performance Equivalents granted will immediately vest and convert into shares of Common Stock. If the Change of Control occurs more than eighteen (18) months following the date of this Award Agreement, but before the Vesting/Payment Date, the Performance Equivalents which will immediately vest and convert into Common Stock will be the greater of:

(a)	50% of the total Performance Equivalents granted, or
(b)	the percentage of total Performance Equivalents granted which would have vested under paragraph 2 above if the Company’s CAGR on the Vesting/Payment Date was the actual annualized CAGR, calculated on a trailing four quarters basis, for the period between September 30, 2010 and the last fiscal quarter end prior to the Change of Control for which Company financial results were publicly disclosed.

Any such shares of Common Stock which are issued as a result of such acceleration and vesting of Equivalents upon a Change of Control shall be issued, and related payments, if any, shall be paid, to Recipient no later than (i) the 15th day of the third calendar month after the Change of Control, or (ii) a date after the Change of Control, but not later than the December 31st immediately following the Change of Control.

In the event of a Change of Control, any unvested Performance Equivalents which do not vest as described in this paragraph shall be forfeited.

     6. Forfeiture.

     All rights in and to any and all Equivalents granted pursuant to this Award Agreement, and to any shares of Common Stock into which they would convert, which have not vested by the Vesting/Payment Date, as described in paragraph 2 above, or as described in paragraphs 4 and 5 above, shall be forfeited. In addition, all rights in and to any and all Performance Equivalents granted pursuant to this Award Agreement which have not vested in accordance with the terms hereof, and to any shares of Common Stock into which they would convert, shall be forfeited upon:

(a)	the Recipient’s voluntary or involuntary Termination of Employment, other than an involuntary Termination of Employment, by reason of continuing disability, immediately following exhaustion of short-term disability benefits;
(b)	a determination by the Committee that the Recipient engaged in competition with the Company;
(c)	a determination by the Committee that the Recipient engaged in activity or conduct contrary to the best interests of the Company, as described in the Plan; or
(d)	as described in paragraph 5 above.

     7. Shareholder Rights; Adjustment of Equivalents.

     Recipient shall not be entitled, prior to the conversion of Performance Equivalents into shares of Common Stock, to any rights as a shareholder with respect to such shares of Common Stock, including the right to vote, sell, pledge, transfer or otherwise dispose of the shares. Recipient shall, however, have the right to designate a beneficiary to receive such shares of Common Stock under this Award Agreement, subject to the provisions of Section V of the Plan. The number of Performance Equivalents credited to Recipient shall be adjusted in accordance with the provisions of Section VI(F) of the Plan.

     8. Other.

     The Company reserves the right, as determined by the Nominating and Executive Compensation Committee of the Board of Directors of the Company (the “Committee”), to convert this Award Agreement to a substantially equivalent award and to make any other modification it may consider necessary or advisable to comply with any applicable law or governmental regulation, or to preserve the tax deductibility of any payments hereunder. Shares of Common Stock shall be withheld in satisfaction of federal, state, and local or other international withholding tax obligations arising upon the vesting of Equivalents.

     9. Delayed Payment Upon Termination of Employment.

     Subject to the provisions of this Award concerning acceleration and payment upon death or involuntary Termination of Employment immediately following exhaustion of short-term disability benefits, a payment on account of Termination of Employment may not be made until at least six months after such Termination of Employment. Any payment otherwise due in such six month period shall be suspended and become payable at the end of such six month period.

     10. Definitions.

Affiliates shall mean all entities within the controlled group that includes the Company, as defined in Code Sections 414(b) and 414(c) and the regulations thereunder, provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such definition.

Change of Control shall mean the following:

(a)	The acquisition by one person, or more than one person acting as a group, of ownership of stock (including Common Stock) of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change of Control; or
(b)	A majority of the members of the Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

This definition of Change of Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Internal Revenue Code.

     CAGR shall mean the Company’s compound annual growth rate in earnings per share (as publicly reported by the Company) for the applicable measurement period, rounded to the nearest whole percentage. For purposes of the calculation of CAGR, the determination of annual earnings per share will be based on all-inclusive GAAP results, adjusted only for certain unusual items:
  extraordinary dividends;
  stock split-ups; stock dividends or distributions;
  recapitalizations;
  any merger of the Company with another corporation;

  any consolidation of the Company and another corporation into another corporation;
  any separation of the Company or its business units (including a spin-off or other distribution of stock or property by the Company);
  any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368);
  any partial or complete liquidation by the Company; or sale of all or substantially all of the assets of the Company;
  unusual or non-recurring accounting impacts or changes in accounting standards or treatment;
  unusual or non-recurring accounting treatments related to an acquisition by the Company completed during the period of the award; and
  unusual or non-recurring non-cash asset impairment, such as non-cash write-downs of goodwill or tradenames.
In addition, on or before December 28, 2010, the Committee, in its sole discretion, may adjust the 2010 base earnings per share number utilized to determine CAGR for the Measurement Period in order to reflect non-GAAP adjustments which it deems appropriate. In the event of such adjustments, the Company will send a notice to Recipient indicating the base earnings per share utilized by the Committee, which base shall be binding upon the Company and Recipient for purposes of this Agreement.

Termination of Employment shall mean a “separation from service” with the Company and its Affiliates, as such term is defined in Code Section 409A and the regulations thereunder.

ARTICLE II

RECIPIENT COVENANTS

Recipient hereby covenants:

     1. Confidential Information.

     By executing this Award Agreement, I agree that I shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of my assigned duties and for the benefit of the Company, either during the period of my employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its affiliates, or their businesses, which I shall have obtained during my employment by the Company or an affiliate. The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to me; (b) becomes known to the public subsequent to disclosure to me through no wrongful act or mine or any of my representatives; or (c) I am required to disclose by applicable law, regulation or legal process (provided that I provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (a) or (b) of the preceding sentence, my obligation to maintain such disclosed information in confidence shall not terminate if only portions of the information are in the public domain.

     2. Non-Competition.

     By executing this Award Agreement, I acknowledge that my services are of a unique nature for the Company that are irreplaceable, and that my performance of such services for a competing business will result in irreparable harm to the Company and its affiliates. Accordingly, during my employment with the Company or any affiliate and for the one (1) year period thereafter, I agree that I will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which I have been involved to any extent (on other than a de minimus basis) at any time during the one (1) year period ending with my date of termination, in any locale of any country in which the Company or any of its affiliates conducts business. This subsection shall not prevent me from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business. I agree that the foregoing restrictions are reasonable, necessary, and enforceable for the protection of the goodwill and business of the Company.

     3. Non-Solicitation.

     During my employment with the Company or an affiliate and for the two (2) year period thereafter, I agree that I will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (a) any employee of the Company or any affiliate to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to hire or to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee, or (b) any customer of the Company or any affiliate to purchase goods or services then sold by the Company or any affiliate from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer. I agree that the foregoing restrictions are reasonable, necessary, and enforceable in order to protect the Company’s trade secrets, confidential and proprietary information, goodwill, and loyalty.

     4. Non-Disparagement.

     I agree not to make any statements that disparage the Company or its affiliates or their respective employees, officers, directors, products or services, and the Company, by its execution of this Award Agreement agrees that it and its affiliates and their respective executive officers and directors shall not make any such statements regarding me. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this subsection.

     5. Reasonableness.

     In the event any of the provisions of this Article II shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

     6. Equitable Relief.

(a)	I acknowledge that the restrictions contained in this Article II are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have granted me this Award Agreement in the absence of such restrictions, and that any violation of any provisions of this Article II will result in irreparable injury to the Company and its affiliates. By agreeing to accept this Award Agreement, I represent that my experience and capabilities are such that the restrictions contained herein will not prevent me from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. I further represent and acknowledge that I have been advised by the Company to consult my own legal counsel in respect of this Award Agreement, and I have had full opportunity, prior to agreeing to accept this Award Agreement, to review thoroughly its terms and provisions with my counsel.
(b)	I agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article II, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
(c)	I irrevocably and unconditionally consent to the service of any process, pleadings notices or other papers in a manner permitted by law.

     7. Waiver; Survival of Provisions.

     The failure by the Company to enforce at any time any of the provisions of this Article II or to require at any time performance by me of any provisions hereof, shall in no way be construed to be a release of me or waiver of such provisions or to affect the validity of this Award Agreement or any part hereof, or the right of the Company thereafter to enforce every such provision in accordance with the terms of this Award Agreement. The obligations contained in this Article II shall survive the termination of my employment with the Company or any affiliate and shall be fully enforceable thereafter.

ARTICLE III
OTHER AGREEMENTS

     1. Governing Law.

     All questions pertaining to the validity, construction, execution, and performance of this Award Agreement shall be construed in accordance with, and be governed by, the laws of the State of Missouri, without giving effect to the choice of law principles thereof.

     2. Notices.

     Any notices necessary or required to be given under this Award Agreement shall be sufficiently given if in writing, and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the last known addresses of the parties hereto, or to such other address or addresses as any of the parties shall have specified in writing to the other party hereto.

     3. Entire Agreement.

     This Award Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein, and no modification, amendment, or waiver of any of the provision of this Award Agreement shall be effective unless in writing and signed by all parties hereto. This Award Agreement constitutes the only agreement between the parties hereto with respect to the matters herein contained.

     4. Waiver.

     No change or modification of this Award Agreement shall be valid unless the same is in writing and signed by all the parties hereto. No waiver of any provision of this Award Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

     5. Counterparts; Effect of Recipient’s Signature.

     This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. The provisions of this Award Agreement shall not be valid and in effect until such execution by both parties. By the execution of this Award Agreement, Recipient signifies that Recipient has fully read, completely understands, and voluntarily agrees with this Award Agreement consisting of nine (9) pages and knowingly and voluntarily accepts all of its terms and conditions.

     6. Effective Date.

     This Award Agreement shall be deemed to be effective as of the date executed.

     IN WITNESS WHEREOF, the Company duly executed this Award Agreement as of November 1, 2010, and Recipient duly executed it as of ________________________, 2010.

ACKNOWLEDGED AND ACCEPTED:		ENERGIZER HOLDINGS, INC.

By:
Recipient		Ward M. Klein
Chief Executive Officer

Recipients:
J. McClanathan
D. Hatfield
D. Sescleifer
G. Stratmann